Exhibit 99.1

West Announces First-Quarter 2020 Results
- Conference Call Scheduled for 9 a.m. EDT Today -

Exton, PA, April 23, 2020 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the first-quarter 2020 and updated full-year 2020 financial guidance.

First-Quarter 2020 Summary (comparisons to prior-year period)
•Net sales of $491.5 million grew 10.8%; organic sales growth was 12.7%.
•Reported-diluted EPS of $0.99 increased 36%.
•Adjusted-diluted EPS of $1.01 increased 36%.
•The Company is maintaining full-year 2020 net sales guidance and is updating full-year 2020 adjusted-diluted EPS guidance to a new range of $3.52 to $3.62, compared to a prior range of $3.45 to $3.55.

“Adjusted-diluted EPS” and “organic sales growth” are Non-U.S. GAAP measurements. See discussion under the heading “Non-U.S. GAAP Financial Measures” in this release.

“During these unprecedented times, our priorities are focused on the well-being and safety of our team members as well as ensuring the supply of critical, high-quality components and solutions to our customers,” said Eric M. Green, President and Chief Executive Officer. “I am extremely pleased that we delivered a strong performance in the first quarter given the challenging environment that the COVID-19 pandemic has had on our customers, our suppliers and our team members. In particular, we continued to deliver strong sales growth in high-value products, as demand trends from our worldwide customer base were similar to trends we saw last year. Additionally, our teams are partnering with a broad range of customers working to support efforts to develop solutions that address the global COVID-19 pandemic such as diagnostics, anti-viral therapeutics and vaccines.”

Mr. Green continued, “I am proud with the way our team across the globe is responding during these challenging times. They exemplify our One West philosophy in the way they are supporting our customers, patients and the local communities where our team members live and work.”

Proprietary Products Segment
Net sales grew by 9.7% to $373.5 million. Organic sales growth was 11.8% with currency translation decreasing sales growth by 250 basis points. High-value products (components and devices) represented 63% of segment sales and generated double-digit organic sales growth. The segment saw good demand for Westar®, Daikyo®, NovaPure® and FluroTec® components as well as for devices such as Daikyo Crystal Zenith® syringes and cartridges and our self-injection platforms.

The Biologics market unit had strong double-digit organic sales growth. The Generics market unit had high-single digit organic sales growth, and the Pharma market unit had mid-single digit organic sales growth.

Contract-Manufactured Products Segment
Net sales grew by 14.5% to $118.1 million. Organic sales growth was 15.9% with currency translation decreasing sales growth by 140 basis points. Segment performance was led by sales of components for diagnostic devices as well as drug-injection delivery devices.

Financial Highlights
Operating cash flow was $57.1 million, an increase of 20%. Capital expenditures in the quarter were $32.1 million. Free cash flow (operating cash flow minus capital expenditures) was $25.0 million, an increase of 33%.

During the quarter, the Company repurchased 761,500 shares for $115.5 million at an average share price of $151.65 under its share repurchase program.

Our capital and financial resources, including overall liquidity, remain strong. We believe that cash on hand and cash generated from operations, together with availability under our Credit Facility, will be adequate to address our foreseeable liquidity needs based on our current expectations of our business operations, capital expenditures and scheduled payments of debt obligations.

Full-Year 2020 Financial Guidance
•Full-year 2020 net sales guidance continues to be in a range of $1.95 billion to $1.97 billion.
◦Organic sales growth is expected to be approximately 8%, compared to a prior guidance range of 7% to 8%.
◦Net sales guidance includes an estimated full-year headwind of $26 million for the full-year 2020 based on current foreign exchange rates, compared to prior guidance of $15 million.
•Full-year 2020 adjusted-diluted EPS is expected to be in a range of $3.52 to $3.62, compared to prior guidance range of $3.45 to $3.55.
◦Full-year adjusted-diluted EPS guidance includes an estimated headwind of approximately $0.07 based on current foreign currency exchange rates, compared to prior guidance of approximately $0.04.
◦The revised guidance includes a $0.07 EPS impact from first-quarter tax benefits from stock-based compensation.
◦For the remainder of the year, our EPS guidance range assumes a tax rate of 24% and does not include potential tax benefits from stock-based compensation. Any tax benefits associated with stock-based compensation beyond those recorded in the first-quarter 2020 would provide a positive adjustment to our full-year EPS guidance.

First-Quarter 2020 Conference Call
The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial 877-930-8295 (U.S.) or 253-336-8738 (International). The conference ID is 1865786.

A live broadcast of the conference call will be available at the Company’s website, www.westpharma.com, in the “Investors” section. Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select “Presentations” in the “Investors” section of the Company’s website.

An online archive of the broadcast will be available at the website three hours after the live call and will be available through Thursday, April 30, 2020, by dialing 855-859-2056 (U.S.) or 404-537-3406 (International) and entering conference ID 1865786.

Investor Contact:	Media Contact:
Quintin Lai	Michele Pelkowski
Vice President, Investor Relations	Sr. Director, Global Communications
(610) 594-3318	(610) 594-3054
Quintin.Lai@westpharma.com	Michele.Pelkowski@westpharma.com

Forward-Looking Statements
Certain forward-looking statements appear in this release and include such words as “maintaining,” “updating,” “ensuring,” “remain,” “to be,” “expected,” “includes,” “assumes,” “provide,” “believe,” “continues,” “will be,” and other similar terminology. These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this release. There is no certainty that actual results will be achieved in-line with current expectations. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause our actual results to differ materially from those expressed in or underlying our forward-looking statements: the duration and severity of the global COVID-19 pandemic, including prevailing economic conditions and general uncertainties relating thereto that may be unknown and unforeseeable; customers’ changing inventory requirements and manufacturing plans and customer decisions to move forward with our new products and product categories, including any re-prioritization of product needs due to COVID-19; other potential impacts from COVID-19, including interruptions or weaknesses in our supply chain, illness in our workforce and access to transport for our products; average profitability, or mix, of the products we sell; dependence on third-party suppliers and partners; increased raw material costs; fluctuations in currency exchange; and the ability to meet development milestones with key customers. This list of important factors is not all inclusive. For a description of certain additional factors that could cause the Company’s future results to differ from those expressed in any such forward-looking statements, see Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-U.S. GAAP Financial Measures
For the purpose of aiding the comparison of our year-over-year results, we may refer to net sales and other financial results excluding the effects of changes in foreign currency exchange rates. Organic net sales exclude the impact from acquisitions and/or divestitures and translate the current-period reported sales of subsidiaries whose functional currency is other than the U.S. Dollar at the applicable foreign exchange rates in effect during the comparable prior-year period. We may also refer to financial results excluding the effects of unallocated items. The re-measured results excluding effects from currency translation and excluding the effects of unallocated items are not in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be used as a substitute for the comparable U.S. GAAP financial measures. The non-U.S. GAAP financial measures are incorporated into our discussion and analysis as management uses them in evaluating our results of operations and believes that this information provides users a valuable insight into our overall performance and financial position. A reconciliation of these adjusted Non-U.S. GAAP measures to the comparable U.S. GAAP financial measures is included in the accompanying tables.

WEST PHARMACEUTICAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended March 31,
	2020		2019
Net sales	$491.5	100%	$443.5	100%
Cost of goods and services sold	324.5	66	296.7	67
Gross profit	167.0	34	146.8	33
Research and development	10.7	2	9.8	2
Selling, general and administrative expenses	71.8	14	68.6	15
Other income	(3.5)	—	(2.3)	—
Operating profit	88.0	18	70.7	16
Interest expense, net	1.2	—	1.4	—
Other nonoperating expense (income)	0.3	—	(0.6)	—
Income before income taxes	86.5	18	69.9	16
Income tax expense	15.0	3	16.1	4
Equity in net income of affiliated companies	(2.8)	—	(1.6)	—
Net income	$74.3	15%	$55.4	12%

Net income per share:
Basic	$1.01		$0.75
Diluted	$0.99		$0.73

Average common shares outstanding	73.9		74.1
Average shares assuming dilution	75.5		75.3

WEST PHARMACEUTICAL SERVICES
REPORTING SEGMENT INFORMATION
(UNAUDITED)
(in millions)

	Three Months Ended March 31,
Net Sales:	2020	2019
Proprietary Products	$373.5	$340.4
Contract-Manufactured Products	118.1	103.1
Eliminations	(0.1)	—
Consolidated Total	$491.5	$443.5

Gross Profit:
Proprietary Products	$150.1	$132.3
Contract-Manufactured Products	16.9	14.5
Gross Profit	$167.0	$146.8
Gross Profit Margin	34.0%	33.1%

Operating Profit (Loss):
Proprietary Products	$93.2	$77.0
Contract-Manufactured Products	12.8	10.5
Stock-based compensation expense	(5.4)	(6.2)
General corporate costs	(12.6)	(10.0)
Adjusted Operating Profit	$88.0	$71.3
Adjusted Operating Profit Margin	17.9%	16.1%

Other unallocated items	—	(0.6)
Reported Operating Profit	$88.0	$70.7
Reported Operating Profit Margin	17.9%	15.9%

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to “Non-U.S. GAAP Financial Measures” for more information
(in millions, except per share data)

Reconciliation of Reported and Adjusted Operating Profit, Net Income and Diluted EPS

Three months ended March 31, 2020	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (U.S. GAAP)	$88.0	$15.0	$74.3	$0.99
Pension Settlement (1)	—	0.3	1.1	0.01
Amortization of Acquisition-related Intangible Assets (2)	—	—	1.0	0.01
Adjusted (Non-U.S. GAAP)	$88.0	$15.3	$76.4	$1.01

Three months ended March 31, 2019	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (U.S. GAAP)	$70.7	$16.1	$55.4	$0.73
Restructuring and related charges (3)	0.6	0.2	0.4	0.01
Adjusted (Non-U.S. GAAP)	$71.3	$16.3	$55.8	$0.74

(1)During the three months ended March 31, 2020, the Company recorded a pension settlement charge of $1.4 million within other nonoperating expense (income), as it determined that normal-course lump-sum payments for our U.S. qualified defined benefit pension plan exceeded the threshold for settlement accounting.

(2)During the three months ended March 31, 2020, the Company recorded $1.0 million of amortization expense associated with an acquisition of increased ownership interest in Daikyo.

(3)During the three months ended March 31, 2019, the Company recorded $0.6 million in restructuring and related charges.

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to “Non-U.S. GAAP Financial Measures” for more information
(in millions, except per share data)

Reconciliation of Net Sales to Organic Net Sales (4)

Three Months Ended March 31, 2020	Proprietary	CM	Eliminations	Total
Reported net sales (U.S. GAAP)	$373.5	$118.1	$(0.1)	$491.5
Effect of acquisitions and/or divestitures	(1.2)	—	—	(1.2)
Effect of changes in currency translation rates	8.3	1.4	—	9.7
Organic net sales (Non-U.S. GAAP) (4)	$380.6	$119.5	$(0.1)	$500.0

(4)Organic net sales exclude the impact from acquisitions and/or divestitures and translate the current-period reported sales of subsidiaries whose functional currency is other than the U.S. dollar at the applicable foreign exchange rates in effect during the comparable prior-year period.

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to “Non-U.S. GAAP Financial Measures” for more information
(in millions, except per share data)

Reconciliation of Reported-Diluted EPS Guidance to Adjusted-Diluted EPS Guidance

	2019 Actual	2020 Guidance	% Change
Reported-diluted EPS (U.S. GAAP)	$3.21	$3.47 to $3.57	8.1% to 11.2%
Restructuring and related charges	0.04	—	—
Gain on restructuring-related sales of assets	(0.02)	—	—
Pension settlement	0.04	0.01	—
Amortization of acquisition-related intangible assets	—	0.04	—
Argentina devaluation	0.01	—	—
Tax recovery	(0.04)	—	—
Adjusted-diluted EPS (Non-U.S. GAAP) (5)	$3.24	$3.52 to $3.62	8.6% to 11.7%

Notes:

See “Full-year 2020 Financial Guidance” and “Non-U.S. GAAP Financial Measures” in today’s press release for additional information regarding adjusted-diluted EPS.

(5)In 2019, tax benefits associated with stock-based compensation increased adjusted-diluted EPS by $0.14. We have opted not to forecast 2020 tax benefits from stock-based compensation in upcoming quarters, as they are out of the Company’s control. Instead, we recognize the benefits as they occur. In the First-Quarter 2020, tax benefits associated with stock-based compensation increased adjusted-diluted EPS by $0.07. Any future tax benefits associated with stock-based compensation that we receive in 2020 would provide a positive adjustment to our full-year EPS guidance.

WEST PHARMACEUTICAL SERVICES
CASH FLOW ITEMS
(UNAUDITED)
(in millions)

	Three Months Ended March 31,
	2020	2019
Depreciation and amortization	$26.0	$25.5
Operating cash flow	$57.1	$47.6
Capital expenditures	$32.1	$28.8

WEST PHARMACEUTICAL SERVICES
FINANCIAL CONDITION
(UNAUDITED)
(in millions)

	As of March 31, 2020	As of December 31, 2019
Cash and cash equivalents	$335.3	$439.1
Accounts receivable, net	$333.0	$319.3
Inventories	$251.0	$235.7
Accounts payable	$157.9	$156.8
Debt	$256.7	$257.3
Equity	$1,490.2	$1,573.2
Working capital	$633.1	$717.1

Trademark Notices

Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.

Daikyo® , Daikyo Crystal Zenith® and Daikyo CZ® are registered trademarks of Daikyo Seiko, Ltd. Daikyo Crystal Zenith technologies are licensed from Daikyo Seiko, Ltd.